Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-161075) of Cambium Learning Group, Inc. and in the related Prospectus of our report dated September 3, 2008, except for Notes 5 and 21, relating to 2007, as to which the date is October 8, 2009, with respect to the consolidated financial statements and schedule of VSS-Cambium Holdings, LLC (Successor basis) for the period from January 29, 2007 (inception) through December 31, 2007 (Successor basis), and the period from January 1, 2007 to April 11, 2007 (Predecessor basis) included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 26, 2010